EXHIBIT 10.3
July 19, 2011
David Huls
11165 Alameda Avenue
Inver Grove Heights, MN 55077

RE:	Employment Agreement
Dear David:
We are pleased to extend to you an offer of employment as Senior Vice President and Chief Financial Officer. You will report to Michael Ryan, President and Chief Executive Officer. Following are the terms and conditions of our offer.
BASE PAY COMPENSATION
Your base annualized salary will be $305,000. It will be paid in accordance with the Company’s regular payroll process and procedures and will be subject to all applicable withholdings.
INCENTIVE PAY COMPENSATION
You will be eligible to participate in the Company’s Annual Incentive Compensation (“AIC”) Plan that provides an “on-target” bonus equal to sixty-five (65%) of your base salary. Any 2011 incentive bonus that may be payable will be prorated based on your service with the Company.
PARTICIPATION PLAN
You will be eligible to participate in the Finn Holding Corporation Participation Plan, subject to the terms and conditions of the Plan. You will receive a grant award of performance units equal to 8.75% of the total employee performance units allocated to the Plan.
VACATION
You will be entitled to four (4) weeks of accrued paid vacation per calendar year.
BENEFITS
Thirty (30) calendar days after your date of hire you and your qualified dependents will be eligible to participate in the Company’s health and welfare insurance programs that provide medical, dental and vision benefits. In addition, the Company provides life and accidental death and dismemberment insurance, short-term disability salary continuance, and long-term disability insurance following thirty (30) calendar days after your date of hire.
To assist with your transition from PBH, the Company will reimburse you for the cost of COBRA expenses from your current carrier less the family coverage premium of the ACL benefit plan for thirty days prior to your participation in ACL plan.
Please note that the health and welfare benefits program including carriers, plan features and contributions are subject to change from time to time.
American Commercial Lines

RETIREMENT
Thirty (30) calendar days after your date of hire you will be eligible to participate in the Company’s savings and retirement 401(k) plan. This plan, which provides a Company matching contribution, allows participants to direct, on a pre- and post tax basis, income to the plan for long-term investment retirement purposes. Please note that the savings and retirement 401(k) plan including administrator, investment vehicles, fees, and the Company matching contribution are subject to change from time to time.
BUSINESS EXPENSES
All reasonable and necessary business travel, lodging, meals and other related business expenses incurred by you in the course of performing your duties shall be reimbursed.
CELL PHONE
ACL will reimburse your reasonable business expenses associated with the use of your personal cell phone.
RELOCATON EXPENSES
As provided by the Company’s Relocation Policy, you will be eligible to receive relocation assistance to include reimbursement of reasonable transaction closing costs (e.g., legal fees, bank points, realtor commissions) associated with the sale of your home in Inver Grove Heights, MN and the purchase of new home in the greater Jeffersonville, IN area. In addition, you will be reimbursed for all reasonable IRS tax qualified and non-qualified expenses related to the full service transport of household goods and temporary living accommodations. Note non-qualified IRS relocation expenses, which are subject to tax withholding and reporting, will be grossed-up.
Commuting costs and temporary living expenses will be reimbursed for a period of twelve months. These costs will include the following:
▪	Weekly flights home to MN, with flight times to accommodate office presence from 8AM Monday through EOD Thursday (with Friday to be worked from home office) or noon Monday to noon Friday. With no incremental cost to ACL this weekly flight can be arranged as a coach class flight from MN to Louisville to accommodate the travel of Mrs. Huls;

▪	Temporary living in an apartment in Louisville area, which includes the cost of associated utilities;

▪	Transportation costs to / from Minneapolis and Louisville airports to include either taxi or parking charges in these respective locations as well as local transportation during the commuting period in the Louisville area.

▪	For purposes of house-hunting, travel costs for four trips during the commute period may be made, for which ACL will purchase 3 coach class tickets with at least two weeks advance notice.
All items not specifically addressed via this letter will be subject to the provisions of the Relocation Policy.
PRE-EMPLOYMENT SCREEN
This employment offer is contingent upon successful completion of a background investigation and pre-employment drug screen.
American Commercial Lines

SEVERANCE
In the event that your employment is terminated without cause the Company shall pay to you an amount equal to twelve (12) months of your then current base salary. Any payments made by the Company shall be governed and administered by the Company’s Severance Policy and (a) be subject to appropriate withholdings and deductions, (b) be paid to you in periodic installments in accordance with the Company’s regular payroll schedule, and (c) be contingent upon you executing a mutually acceptable severance agreement and release.
AT WILL EMPLOYMENT
Your employment is at will, and either you or the Company may terminate the employment relationship at any time with or without cause. We ask that you give us at least two (2) weeks’ notice if you wish to terminate your employment.
RETURN OF COMPANY PROPERTY
Upon termination of your employment for any reason, you agree to return all documents, property, software, materials, information and other records of ACL or a Platinum Equity LLC affiliate or Platinum Equity LLC (individually and collectively, the “Group”), and all copies therefore, within your possession, custody or control, including but not limited to any material containing trade secrets or confidential information of the Group.
TRADE SECRETS/CONFIDENTIALITY
You agree not to disclose any trade secrets or confidential information of the Group to anyone else and to hold this information in confidence and use it solely on a need-to-know basis in the course of performing services for the Group. Except in the performance of services for the Group, you will not reproduce, distribute, transmit, reverse engineer, decompile, disassemble, or transfer, directly or indirectly, in any form, or for any purpose, any trade secrets or confidential information of the Group. The obligations of this paragraph shall continue during the term of your employment with the Group and (i) with respect to trade secrets, for so long as such information constitutes a trade secret under applicable law, and (ii) with regard to confidential information, for a period of three (3) years after the termination of your employment for any reason. As used in this letter, the term “trade secrets” means any information (whether or not reduced to writing and including any information recorded by any means) of or concerning the Group or any of their respective officers, directors, owners, employees, licensors, suppliers, customers or joint venture partners that derives economic value, actual or potential, by not being generally known to, and not being readily ascertainable by proper means by others, including, without limitation: information contained in any prospect list, employee list, contact list or other database; information concerning banking or investment banking relationships; information included in any non-public documentation concerning transactions completed by the Group (including information included in any “bound volumes” and document clips); information concerning the terms of any debt or equity financings; information concerning compensation and other employment policies and practices; information concerning the business methods, ownership, operations, financial performance, assets or liabilities (including contingent liabilities) of the Group; information concerning strategic, financial, marketing or product plans; technical data; and computer programs.
NON-SOLICITATION
You agree that, except with the Group’s written consent, for a period of twelve (12) months immediately following termination of your employment with the Group for any reason, you will not, directly or indirectly, either for your own account or for or on behalf of any other person or entity, call upon, contact or attempt to effect any transaction with any acquisition candidate, customer or prospect that was being pursued by the Group (or of which you otherwise became aware or with which you had any contact) during the six (6) month period immediately preceding the termination of your employment. You also
American Commercial Lines

agree that you will not contact, solicit or recruit, or assist others in contacting, soliciting or recruiting for employment, any person who is or was an employee of the Group during the six (6) month period immediately preceding the termination of your employment, in an attempt to have such person terminate their employment relationship with terminate their employment relationship with the Group or to work in any capacity in any other corporation, association, or entity or business.
EXISTING AGREEMENT VIOLATION
You warrant that your employment by the Company does not violate any existing agreement between you and any third party, nor will your employment with the Company constitute a violation of any non-compete, confidentiality or non-disclosure agreement.
GENERAL
You agree that the provisions of this letter are severable; and, if any portion thereof shall be declared unenforceable, the same shall not affect the enforceability of all other provisions hereof. It is the intent of the parties to this letter that if any portion of this letter contains provisions which are held to be unreasonable, then in such event, a court shall fix the terms of such agreement or shall enforce the terms and provisions hereof to the extent deemed reasonable by the court.
I look forward to the contributions you will make to the Company. Enclosed are two copies of this letter. Please sign both copies and return one to me.
Sincerely,

/s/ Michael Ryan Michael Ryan
President and Chief Executive Officer
American Commercial Lines (ACL)
By signing below, I agree to accept employment with ACL under the terms outlined herein. I acknowledge and agree that my employment with ACL does not breach any agreements with any other employer and I further agree to maintain the secrecy of, and not to use in any way, any confidential or proprietary information or trade secrets belonging to any other employer in the performance of my duties for ACL. I agree that I am not subject to any confidentiality or non-compete agreement that might be violated by accepting this Offer or that restrict my ability to fully perform my job with the Company. I understand and agree that this letter is provided for information purposes only and does not guarantee employment for any definite duration. I understand that my employment with the Company is at will and either party can terminate this relationship at any time with or without cause. I acknowledge that this offer letter represents the entire agreement between me and the Company and that no verbal or written agreements, promises or representations that are not specifically stated in this offer are or will be binding on the Company.

/s/ David Huls	7-27-11

David Huls	Date
American Commercial Lines